Exhibit 23.5

One Madison Corporation PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands

April 8, 2019

Dear Sirs

One Madison Corporation

1	Documents Reviewed

We have reviewed a copy of the Registration Statement on Form S-4 (File No. 333-230030), including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (including its exhibits, the “Registration Statement”).

2	Consent

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder
Maples and Calder